Exhibit 99.4

Consultants and Business Advisors

l00 First Street

14th Floor

San Francisco

CA 94105

415.781.0793

fax 415.421.2976

San Francisco

San Jose

Redwood Shores

Independent Auditors’ Report

THE BOARD OF DIRECTORS

MACADAMIA NUT ORCHARD DIVISION OF IASCO

Redwood City, California

We have audited the accompanying carve-out balance sheet of MACADAMIA NUT ORCHARD DIVISION (the Division) of IASCO (the Company) as defined in Note 1 to the carve-out financial statements as of December 31, 2008, and the related statement of operations and changes in equity, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these carve-out financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the carve-out financial statements referred to above present fairly, in all material respects, the financial position of the Division of the Company as of December 31, 2008 and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

December 20, 2010

San Francisco, California

Macadamia Nut Orchard Division of IASCO

Carve-Out Balance Sheet

December 31, 2008

Assets

Current Assets:
Trade receivables	$778,522
Inventories and deferred growing costs	725,373
Prepaid expenses	491

Total current assets	1,504,386

Property and Equipment, net	7,080,552

$8,584,938

Liabilities and Equity

Current Liabilities:
Accounts payable	$621,564
Accrued interest expense	68,831
Term loan debt, current portion	340,000

Total current liabilities	1,030,395

Long-Term Liabilities:
Long-term debt, net of current portion	6,947,076

Total liabilities	7,977,471

Equity:	607,467
IASCO’s equity interest in Macadamia Nut Orchard Division

$8,584,938

The accompanying notes are an integral part of this carve-out statement.

Macadamia Nut Orchard Division of IASCO

Carve-Out Statement of Operations and Changes in Equity

Year Ended December 31, 2008

Sales:
Sales of macadamia nuts	$2,712,159

Total revenue	2,712,159

Operating Costs and Expenses:
Cost of sales	1,197,908
General and administrative	967,940
Depreciation and amortization	447,641

Total operating costs and expenses	2,613,489

Operating Income	98,670

Interest Expense	(418,272)

Loss Before Provision for Income Taxes	(319,602)

Provision for Income Taxes	—

Net Loss	(319,602)

IASCO’s Equity Interest in Macadamia Nut Orchard Division, beginning of year	580,790

Net Change in IASCO’s Equity Interest	346,279

IASCO’s Equity Interest in Macadamia Nut Orchard Division, end of year	$607,467

The accompanying notes are an integral part of this carve-out statement.

Macadamia Nut Orchard Division of IASCO

Carve-Out Statement of Cash Flows

Year Ended December 31, 2008

Operating Activities:
Net loss	$(319,602)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	447,641
(Increase) decrease in:
Trade receivables	(143,577)
Inventories and deferred growing costs	324
Increase (decrease) in:
Accounts payable	159,551
Accrued interest expense	(26,744)

Net cash provided by operating activities	117,593

Investing Activities:
Purchases of equipment	(123,872)

Net cash used by investing activities	(123,872)

Financing Activities:
Repayment of term loan debt	(340,000)
Net change in IASCO’s equity interest	346,279

Net cash provided by financing activities	6,279

Net Change in Cash	$—

Supplemental Information:
Interest paid	$445,372

The accompanying notes are an integral part of this carve-out statement.

Macadamia Nut Orchard Division of IASCO

Notes to Carve-Out Financial Statements

Note 1 -          Nature of Business and Basis of Presentation:

IASCO (the Company) owns macadamia nut orchards (the Division) located in Ka’u, Hawaii in addition to its flight crew leasing and training services. These macadamia nut orchards are managed under agricultural management agreements expiring in 2029 through 2080.  The contracts provide for the expenses and various fees to be paid for the operation of the macadamia nut orchards. In addition, the Company has contracts with another company, also expiring in 2029 and 2080 for the purchase of the nuts.  The purchase price is determined by a contractual formula. The macadamia nut orchards are a separate division of the Company.

Effective August 1, 2010, the Company sold certain real property and all improvements thereon, and all furniture, fixtures, equipment and inventory used in connection with the macadamia nut farming operations, the division, for $12,500,000 to its current farming contractor (the Buyer).  The real property consists of approximately 4,800 acres of land in the Ka’u district of the Island of Hawaii which includes approximately 1,100 acres of macadamia nut tree orchards, of which 900 acres are actively farmed, approximately 2,750 acres of undeveloped lava rock land (the Option Parcel) and other miscellaneous property.  The purchase also includes a well site, related pumps and engines, and in-field irrigation system for approximately 80% of the macadamia nut orchards.

As a result of the purchase, the Buyer acquired two lease agreements and one license agreement under which all macadamia nuts produced in the orchards must be sold to and are required to be purchased by Mauna Loa Macadamia Nut Corporation. The agreements are long term agreements which expire on various dates through 2080.

The Asset Purchase Agreement includes a three year option allowing the Company to reacquire the Option Parcel for one million dollars.  If the Option Parcel is reacquired and sold by the Company the first five hundred thousand dollars in excess of the one million dollar option exercise price will be retained by the Company with any amount in excess of one million five hundred thousand dollars being split equally between the Buyer and the Company.  If the option is sold by the Company, it will receive the first five hundred thousand dollars from such sale and the balance of the sales price of the option will be split equally by the Buyer and the Company.  If the option is not exercised within a three year period the option expires.

The accompanying carve-out financial statements and related notes thereto, represent the assets, liabilities, revenues and expenses of the macadamia nut orchard operations which has been operating as a division of the Company. The Division’s equity represents a residual equity interest of the Company consisting of accumulated amount of retained earnings as adjusted by the interdivisional balances.

The preparation of carve-out financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Certain expenses incurred by the Company are only indirectly attributable to its ownership of the Division. As a result, certain assumptions and estimates were made in order to allocate, if any, reasonable share of such expenses to the Division so that the accompanying carved-out financial statements reflect substantially all the costs of doing business, as described in Note 2d.  Actual results could differ from those estimates.

Note 2 -          Summary of Significant Accounting Policies:

a.     Revenue Recognition / Accounts Receivable

Revenue from the sale of macadamia nuts is recognized when the nuts are loaded onto trucks for delivery to the processor. The sales price of the nuts is based upon a contractual formula, with some components that are estimated at the time of delivery.  The final sales price is based upon prices determined at the end of the crop year, and is dependent upon normal market fluctuation of the nut price.  Any adjustment of final price is recorded when known.

Trade receivables are carried at original invoice amount and due primarily from one customer in accordance with terms of contracts. No allowance for doubtful accounts has been provided in the financial statements due to the contractual nature of the operations and the historical experience of the Division.  Management determines the allowance for doubtful accounts by regularly evaluating history, and current economic conditions. Adjustment of items billed are made from time to time and recorded when known.

b.     Inventories and Deferred Growing Costs

Inventories of parts and materials are stated at lower of cost or market.  Deferred growing costs, which consist of irrigation, fertilization and other growing costs are stated at actual cost as billed by the farming contractor pursuant to the agricultural management agreements.  Growing costs are accumulated during the growing year which runs from July 1 to June 30 and then amortized to expense during the subsequent harvest period which runs generally from the following September to March. The growing costs are amortized based upon estimated yield of the crop and are fully amortized at the end of the crop year.

c.     Property and Equipment

Property and equipment are stated at cost.  Major improvements that significantly extend the life of an asset are capitalized.  Maintenance and repair costs are charged to income currently. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets, as follows:

Years

Machinery and equipment	3 - 10
Macadamia orchards	25

d.     General and Administrative Expenses

General and administrative expenses include expenses billed by the farming contractor pursuant to the agricultural management agreements. These expenses include field overhead, administrative costs, repairs and maintenance and state taxes. General and administrative expenses also includes certain expenses incurred for the Division paid by the Company, such as property tax, licenses, professional fees, and insurance. Management determined that the Company’s employee costs attributable to the operations of the Division were not material, therefore, allocation of such costs was not made. Management believes that the method used to allocate the costs and expenses is reasonable; however, such allocated amounts may or may not necessarily be indicative of what actual expenses would have been incurred had the Division operated independently of the Company.

e.     Income Taxes

The Company elected to be taxed as an S corporation under applicable federal and state regulations.  Accordingly, no provision has been made for income taxes since the tax attributes are the liability of the individual stockholder. Provision has been made for certain state taxes imposed at the corporate level.  No provision for state taxes has been made at the Division level as management of the Company determined that the portion of the provision for state taxes attributable to the Division was not material.

Note 3 -          Inventories and Deferred Growing Costs:

Inventories and deferred costs at December 31, 2008 consist of the following:

Inventory of parts and materials	$56,952
Deferred growing costs:
Crop year commencing 2008	192,651
Crop year commencing 2009	475,770

$725,373

Note 4 -          Property and Equipment:

Property and equipment at December 31, 2008 consist of the following:

Land and improvements	$3,149,839
Machinery and equipment	706,449
Macadamia orchards	24,710,756

28,567,044
Less accumulated depreciation and amortization	(21,486,492)

$7,080,552

The macadamia nut orchards and equipment are pledged as security for the term loan debt as described in Note 5. Depreciation and amortization for the year ended December 31, 2008 amounted to $447,641.

Note 5 -          Term Loan Debt:

At December 31, 2008, long-term debt, collateralized by property and equipment pertaining to the macadamia nut orchard, is summarized as follows:

	Interest Rate	Amount

Term loan debt due May 31, 2010	LIBOR + 2.5%	$7,287,076
Less current portion		(340,000)

Long-term portion		$6,947,076

Pursuant to the terms of the loan agreement, the Company maintained a cash balance in the amount of $1,250,000 in a restricted account with the lender.

The term loan agreement contains restrictive covenants relating to working capital, tangible net worth, capital expenditures, disposition of assets, investments, and redemption of capital stock.  The loan agreement also contains terms requiring repayment of the debt in the event the Company sells specified property and equipment.  At December 31, 2008, the Company was not in compliance with the financial covenant concerning cash flow to debt service. Subsequently, the Company obtained a waiver from the lender for the violation.

In August 2010, upon the sale of certain real property and all improvements therein, and all furniture, fixtures, equipment and inventory used in connection with the macadamia nut farming operations on the property, the term loan was repaid in full.

Note 6 -          Concentrations of Risk:

Trade receivables are due from one customer as described in Note 1.

Note 7 -          Subsequent Events:

The Company has reviewed the results of operations for the period of time from December 31, 2008 through December 20, 2010, the date the carve-out financial statements are available to be issued, and has determined that no adjustments are necessary to the amounts reported in the accompanying financial statements and no subsequent events have occurred which require disclosure, except as disclosed in Note 1.